Exhibit 99.6

August 8, 2016

Ontario Teachers’ Pension Plan Board

c/o/The Cadillac Fairview Corporation Limited

20 Queen Street West, 5th Floor

Toronto, Ontario M5H 3R4

Attention: Sandra Hardy

Re: Amendment of Limited Waiver of Ownership Limit

Ladies and Gentlemen:

Reference is made to that certain Limited Waiver granted to Ontario Teachers’ Pension Plan Board and its affiliates (collectively, “Ontario”) by the Board of Directors (the “Board”) of The Macerich Company (“Macerich”) on November 14, 2014 (the “Waiver”), and the representation letter, dated as of November 14, 2014, entered into by Ontario and Macerich and attached to such Waiver, as amended on November 24, 2014 (the “Representation Letter”). Pursuant to the terms of the Waiver, among other matters, Ontario is currently permitted to Beneficially Own up to 14.9% of the Equity Stock of Macerich (or such other percentage as Ontario owns as a result of Macerich purchasing its own Equity Stock after the most recent date Ontario purchased additional Equity Stock). Capitalized terms used but not defined herein shall have the same meaning as set forth in Macerich’s charter (as amended to date).

The parties hereto desire to, and by execution of this letter agreement do, amend the Waiver and the Representation Letter and certain other documents as set forth herein.

1.	The Waiver is hereby amended to change the “Excepted Holder Limit” applicable to Ontario from 14.9% to 19.9%. Ontario expressed to the Board its desire to purchase additional Equity Stock of Macerich in the near future, therefore if Ontario reaches the higher Excepted Holder Limit at any time prior to July 31, 2021 (which shall be deemed to have occurred if Ontario’s Beneficial Ownership of Equity Stock of Macerich reaches 19.7% to account for the possible desire on Ontario’s part to allow a small safety margin), then the 19.9% Excepted Holder Limit shall remain in effect. If Ontario does not reach the higher Excepted Holder Limit prior to July 31, 2021, then the Excepted Holder Limit shall be automatically and without further action on the part of Macerich or Ontario be reset to the highest Beneficial Ownership percentage actually reached by Ontario between August 1, 2016 and July 31, 2021. All other terms of the Waiver remain in full force and effect without change. Macerich represents and warrants that the Board has duly approved the increase in the Excepted Holder Limit and reconfirmed all other terms of the Waiver.

2.	The Master Agreement by and among Macerich, Pacific Premier Retail LP, MACPT, LLC, Macerich PPR GP LLC, Queens JV LP, Queens JV GP LLC and 1700480 Ontario Inc., dated as of November 14, 2014 (the “Master Agreement”) is hereby amended to delete Section 2.4 in its entirety and replace it with the following:

“2.4 Voting Agreement. If 1700480 and its affiliates (as defined in the Securities Act of 1933, as amended (the “Securities Act”)), collectively own (beneficially or of record) greater than 14.9% of the outstanding shares of Macerich Common Stock, 1700480 shall cause to be voted in accordance with the recommendations of the Macerich board of directors such number of shares of Macerich Common Stock owned by 1700480 and such affiliates, taken together, equal to the difference of (a) the aggregate number of shares of Macerich Common Stock owned by 1700480 and its Affiliates minus (b) such number of shares that represents 14.9% of the outstanding shares of Macerich Common Stock. The obligations pursuant to this Section 2.4 will survive the Closing (as defined below), but automatically will expire and be of no further force or effect on the first date on which OTPP and its affiliates, including 1700480, no longer own a number of shares of Macerich Common Stock that exceeds the Ownership Limit (as defined in Macerich’s charter).”

All provisions of the Master Agreement other than Section 2.4 thereof remain in effect under their original terms and are not amended, modified or affected hereby.

3.	The Registration Rights Agreement dated November 14, 2014 between the parties hereto is hereby amended to replace the definition of “Shares” with the following:

“Shares” shall mean all Common Shares directly or indirectly held from time to time by the Holders and their respective Affiliates.”

4.	Ontario represents and warrants that each of the representations and warranties made by it in the Representation Letter are true and complete as of the date hereof as if made on the date hereof. Ontario agrees to each of the agreements and undertakings made by it in the Representation Letter as of the date hereof. Ontario acknowledges and agrees that the representations, warranties, agreements, and undertakings in this letter agreement are a material inducement to Macerich’s grant of the amendment to the Waiver set forth in Section 1 above, and that Macerich is relying on the accuracy of the representations and warranties, and compliance with the undertakings and agreements, contained in this letter in granting such amendment to the Waiver.

5.	Each of the undersigned represents that it has authority to enter into this letter agreement and make the representations and agreements set forth herein.

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IN WITNESS WHEREOF, the undersigned has executed this letter agreement as of the date first set forth above and agrees to be bound by the terms of this letter agreement.

Very truly yours,

THE MACERICH COMPANY[1]

By:	/s/ Thomas J. Leanse
Name:	Thomas J. Leanse
Title:	Senior Executive Vice President, Chief Legal Officer and Secretary

ONTARIO TEACHERS’ PENSION PLAN BOARD,

a corporation (without shares) existing under laws of the Province of Ontario and created pursuant to the Teachers’ Pension Plan Act of the Province of Ontario

By:	/s/ Russell T. Goin
Name:	Russell T. Goin
Title:	Authorized Signing Officer

By:	/s/ Wayne Barwise
Name:	Wayne Barwise
Title:	Authorized Signing Officer

1700480 ONTARIO INC.,
a corporation existing under laws of the Province of Ontario

By:	/s/ Salvatore Iacono
Name:	Salvatore Iacono
Title:	Authorized Officer

By:	/s/ John Sullivan
Name:	John Sullivan
Title:	Authorized Officer

[1]	On behalf of itself and the other Macerich Parties that are parties to the Master Agreement referred to in paragraph (2) of this letter agreement.